EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 26, 2010, with respect to our audit of the consolidated financial statements of Cell Therapeutics, Inc. for the year ended December 31, 2009 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
San Francisco, California
August 2, 2012